Exhibit 5.1

January 31, 2013

Oramed Pharmaceuticals Inc.
Hi-Tech Park 2/5
Givat-Ram
PO Box 39098
Jerusalem 91390, Israel

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) being filed by Oramed Pharmaceuticals Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the re-sales of 1,141,086 shares of Common Stock, $0.012  par value per share of the Company  (the “Common Shares”), and 1,332,432 shares of Common Stock, $0.012 par value per share of the Company to be issued upon the exercise of options and warrants (the “Option and Warrant Shares”), each of such Common Shares and Option and Warrant Shares to be offered and sold from time to time by certain of the selling stockholders listed in the Registration Statement under the heading “Selling Stockholders”.

We are acting as counsel for the Company in connection with the Registration Statement. We have examined and relied upon resolutions of the Board of Directors of the Company as provided to us by the Company, a certificate of an officer of the Company and the Certificate of Incorporation and By-Laws of the Company, each as amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.   Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We have also necessarily assumed in connection with the opinions expressed below that, at the time of the issuance of the Option and Warrant Shares upon exercise of the options and warrants, the Company will have a sufficient number of authorized shares of Common Stock under the Company’s Certificate of Incorporation that will be unissued and not otherwise reserved for issuance.

The opinions rendered herein are limited to the Delaware General Corporation Law and the federal laws of the United States.

Based upon and subject to the foregoing, we are of the opinion that:

(1)	The Common Shares have been validly issued, fully paid and are nonassessable.

(2)
When the Option and Warrant Shares have been issued and sold as contemplated by the respective option and warrant terms, and the Company has received the consideration provided for by such options and warrants, the Option and Warrant Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Zysman Aharoni Gayer and Sullivan & Worcester LLP Zysman Aharoni Gayer and Sullivan & Worcester LLP